CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 10-K of Braeden Valley Mines, Inc. for the year ended December 31, 2012, of our report dated May 7, 2012 relating to the financial statements for the years ended December 31, 2011 and 2010, and for the period from August 11, 2008 (date of inception) to December 31, 2011 listed in the accompanying index.

/s/ Madsen & Associates  CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
Murray, Utah
April 15, 2013